[POPULAR, INC. LOGO]                                                EXHIBIT 99.1

News Release

For additional information contact:

INVESTORS:                                   MEDIA:
Jorge A. Junquera                            Olga Mayoral Wilson, APR
Chief Financial Officer                      Senior Vice President and Manager
Senior Executive Vice President              Public Relations and Communications
Telephone (787) 754-1685                     Telephone: (787) 764-2004
Or visit our web site at www.popularinc.com

      POPULAR, INC. REPORTS EARNINGS FOR THE QUARTER AND SIX-MONTHS ENDED
                                 JUNE 30, 2004

      San Juan, PR - July 14, 2004 - Popular, Inc.'s (the Corporation) (NASDAQ:
BPOP, BPOPO) net income for the quarter ended June 30, 2004 totaled $127.8 million, compared with $134.6 million in the second quarter of 2003. The results for the second quarter of 2003 included $29.9 million in gain on sale of securities, mainly marketable equity securities, compared with $402 thousand in the same quarter of 2004. Earnings per common share (EPS), basic and diluted, for the second quarter of 2004, after adjusting for the stock split in the form of a dividend of one share for each share outstanding effective on July 8, 2004, were $0.47 per common share, compared with $0.50 per common share reported for the same quarter a year earlier. Net income for the quarter ended March 31, 2004 was $118.5 million, or $0.43 per common share, and included $13.0 million in gain on sale of securities. The Corporation's return on assets (ROA) and return on common equity (ROE) for the second quarter of 2004 were 1.33% and 18.79%, respectively, compared with 1.58% and 22.63%, respectively, for the same period in 2003, and 1.29% and 17.95%, respectively, for the first quarter of 2004.

      For the six months ended June 30, 2004, the Corporation's net income reached $246.3 million, compared with $233.7 million for the same period in 2003. EPS, basic and diluted, for the six months ended June 30, 2004 and 2003 and after adjusting for the aforementioned stock split were $0.90 and $0.87, respectively. ROA and ROE for the first six months of 2004 were 1.31% and 18.37%, respectively, compared with 1.40% and 20.09%, respectively, for the same period in 2003.

      On May 12, 2004, the Board of Directors authorized a two-for-one common stock split in the form of a stock dividend. The new shares were distributed on July 8, 2004 to shareholders of record

2- POPULAR, INC. 2004 SECOND QUARTER RESULTS

as of June 18, 2004. All per share data included herein has been adjusted to reflect the stock split.

      The Corporation's net income for the second quarter of 2004 reflected the following variances when compared to the same quarter last year:

         -  higher net interest income by $11.0 million

         -  lower provision for loan losses by $8.0 million

         - decrease of $10.7 million in non-interest income due to a gain on the sale of securities during the second quarter of 2003 by $29.9 million, partially offset by a gain on sale of property of $10.9 million in the second quarter of 2004

         -  higher operating expenses by $12.4 million.

      "Of significant importance is the 18% increase in ending loans from June 30, 2003. Such increase, particularly commercial and consumer loans which grew by $1.1 billion, were the result of favorable customer response to aggressive marketing efforts," said Richard L. Carrion, President and Chief Executive Officer of Popular, Inc.

      The increase in net interest income resulted mostly from a $4.1 billion increase in average earning assets for the quarter ended June 30, 2004 compared with the same period in the previous year, mostly associated with increases of $2.5 billion in mortgage loans, $0.7 billion in commercial loans and $0.3 billion in consumer loans. The average yield on earning assets declined 48 basis points, resulting from a number of factors which included the origination and purchase of earning assets with lower rates, prepayments of higher rate mortgage related products, repricing of adjustable and floating rate commercial loans and consumer loan promotional campaigns. The increase in the volume of earning assets was funded mainly through a higher average volume of borrowings and interest-bearing deposits, which rose $2.7 billion and $0.9 billion, respectively. The average cost of interest bearing liabilities decreased 16 basis points. Also, non-interest bearing sources of funds, including demand deposits and other funds, rose $0.5 billion. The net interest yield for the quarter ended June 30, 2004, was 3.74% compared with 4.08% for the second quarter of 2003. For the first quarter of 2004 the net interest yield was 3.80%.

      The provision for loan losses totaled $41.3 million, or 116% of net charge-offs, for the second quarter of 2004, compared with $49.3 million or 130%, respectively, for the same period in

3- POPULAR, INC. 2004 SECOND QUARTER RESULTS

2003. Net charge-offs for the quarter ended June 30, 2004, were $35.6 million or 0.59% of average loans, compared with $38.1 million or 0.76% for the second quarter of 2003. The decline in net charge-offs as compared with the second quarter of 2003 is mainly due to lower lease financing net charge-offs, which declined by $1.6 million. Also, commercial loans net charge-offs, including construction loans, declined by $1.1 million. The decrease in the net charge-off ratio to average loans was reflected in all loan categories.

      The decrease in non-interest income for the quarter ended June 30, 2004 compared with the same quarter last year, was mostly associated with the aforementioned gain on the sale of securities during the second quarter of 2003. Partially offsetting this decrease were higher service fees, including insurance fees, debit card fees and credit card fees and discounts. Other operating income rose in part due to the sale of a real estate property by Banco Popular during the second quarter of 2004, which contributed with $10.9 million in gains. This rise was partially reduced by lower dividend income from the Corporation's ownership participation in Telecomunicaciones de Puerto Rico, Inc.

      Operating expenses for the quarter ended June 30, 2004 increased 4%, compared with the same period in 2003. Personnel costs increased by $11.8 million, or 9%, mostly due to higher salaries, incentives, performance bonuses, stock options, and other compensation. The increases were partially offset by lower pension costs associated in part with improvements in the fair value of plan assets. Categories with the largest increases compared with the second quarter of the previous year included professional fees, net occupancy and equipment expenses. Offsetting these increases was a decline in other operating expenses mostly associated with lower sundry losses. The results of the second quarter of 2003 included non-recurrent losses resulting from unauthorized credit card transactions. The decrease in sundry losses was partly compensated by an increase in other real estate expenses, insurance costs and credit card interchange expenses.

      At June 30, 2004 the Corporation's total assets amounted to $39.6 billion, compared with $36.1 billion at June 30, 2003 and $38.1 billion at March 31, 2004. Total loans amounted to $24.7 billion at June 30, 2004, compared with $20.9 billion on the same date in the previous year and $23.7 billion at March 31, 2004. Mortgage loans accounted for the largest increase in the portfolio, rising

4- POPULAR, INC. 2004 SECOND QUARTER RESULTS

$2.6 billion, or 31%, since June 30, 2003 and $395 million, or 4%, from March 31, 2004. Also, commercial and construction loans rose $641 million, or 8%, and $275 million, or 3%, compared with June 30, 2003 and March 31, 2004, respectively, while consumer loans increased $503 million, or 16%, and $258 million, or 8%, from each respective period. Investment and trading securities totaled $11.6 billion at June 30, 2004, compared with $12.3 billion at June 30, 2003, and $11.4 billion at March 31, 2004.

      The allowance for loan losses totaled $426 million at June 30, 2004, or 1.73% of loans, compared with $398 million, or 1.90%, at the same date in 2003, and $417 million, or 1.76%, at March 31, 2004. The ratio of allowance for loan losses to loans continued to reflect improvement in credit quality trends and a continued shift in the loan portfolio mix to include a greater proportion of residential mortgages. Non-performing assets were $602 million, or 2.44% of ending loans at June 30, 2004, compared with $617 million, or 2.96%, at the end of the second quarter of 2003, and $609 million, or 2.57%, at March 31, 2004. The allowance as a percentage of non-performing loans was 77.69% at June 30, 2004, compared with 69.83% at the end of the second quarter of 2003 and 75.27% at March 31, 2004. Effective for the quarter ended March 31, 2004, the Corporation adopted the standard industry practice of placing commercial and construction loans in non-accrual status when payments of principal or interest are delinquent 90 days or more rather than 60 days or more. Had the Corporation continued reporting commercial and construction loans in non-performing status when delinquent 60 days or more, non-performing assets would have amounted to $635 million at June 30, 2004, or 2.57% of ending loans. The allowance as a percentage of non-performing loans would have amounted to 73.18%.

      Non-performing mortgage loans totaled $359 million or 60% of total non-performing assets and 3% of total mortgage loans at June 30, 2004, compared with $323 million or 52% of total non-performing assets and 4% of total mortgage loans at June 30, 2003. Mortgage loans net charge-offs as a percentage of the average mortgage loan portfolio was 0.29% in the second quarter of 2004, compared with 0.38% in the second quarter of 2003. Other real estate assets reached $53 million at June 30, 2004, or 9% of non-performing assets, compared with $48 million, or 8%, at June 30, 2003. On the other hand, commercial, including construction, and lease financing non-performing loans

5- POPULAR, INC. 2004 SECOND QUARTER RESULTS

reflected declines of $54 million and $5 million, respectively, when compared with June 30, 2003. Approximately $34 million of the decline in commercial and construction non-performing loans was due to the aforementioned change in the Corporation's policy for non-accrual commercial and construction loans.

      Deposits totaled $19.2 billion at June 30, 2004, compared with $18.3 billion at June 30, 2003, an increase of 5%. Total deposits at March 31, 2004 were $18.6 billion. The growth since June 30, 2003 was mostly reflected in savings and time deposits, which rose $542 million and $499 million, respectively. Demand deposits declined $89 million compared with June 30, 2003. Borrowed funds reached $16.9 billion at June 30, 2004, from $14.4 billion on the same date of the previous year. At March 31, 2004, borrowed funds totaled $15.9 billion. The increase in borrowings since June 30, 2003, mostly comprised of secured borrowings arising in securitization transactions, was mainly used to fund loan growth.

      Stockholders' equity was $2,784 million at June 30, 2004, compared with $2,813 million at June 30, 2003 and $2,950 million at March 31, 2004. Stockholders' equity at June 30, 2004 declined when compared with the same date in the previous year mainly due to lower accumulated other comprehensive income of $369 million, mostly associated with unrealized losses on the securities available-for-sale portfolio caused by rising long-term rates. When compared with March 31, 2004, accumulated other comprehensive income decreased by $254 million, also associated with unrealized losses on the securities available-for-sale portfolio.

      The market value of the Corporation's common stock at June 30, 2004, was $21.39 per common share, compared with $19.27 at June 30, 2003, and $21.55 at March 31, 2004. The Corporation's market capitalization at June 30, 2004 was $5.7 billion, compared with $5.1 billion at June 30, 2003 and $5.7 billion at March 31, 2004. At June 30, 2004, the Corporation's common stock had a book value per share of $9.76.

                                      * * *

      During the second quarter of 2004, Equity One, the Corporation's mortgage and consumer lending subsidiary in the U.S. Mainland, sold approximately $700 million in asset-backed securities, supported by home equity loans. Also, in recent weeks, Popular North America, Inc., a subsidiary of

6- POPULAR, INC. 2004 SECOND QUARTER RESULTS

Popular, Inc., sold $400 million in fixed-rate five-year medium-term notes. The funds raised will be used primarily to repay outstanding short-term borrowings and the remainder will be used to partially fund the acquisition of Quaker City Bancorp in California, expected to be completed during the third quarter of 2004.

                                      * * *

      The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation's Annual Report on Form 10-K for the most recently ended fiscal year as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                                      * * *

      Popular, Inc. is a complete financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers full retail and commercial banking services through its main subsidiary, Banco Popular, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic financial services franchise, providing complete financial solutions to all the communities it serves. The Corporation continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, and is exporting its 110 years of experience to the region. Popular, Inc. has always been committed to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)

                                                                 Quarter ended
                                                                    June 30,                Second
                                                       --------------------------------     Quarter      -------------
                                                                                           2004 - 2003       First
                                                                                             Percent        Quarter
                                                           2004                2003         Variance         2004
                                                       -------------      -------------    -----------   -------------
SUMMARY OF OPERATIONS

Interest income                                        $     532,270      $     511,659        4.03%     $     518,742
Interest expense                                             191,567            181,964        5.28            188,028
                                                       -------------      -------------    --------      -------------

Net interest income                                          340,703            329,695        3.34            330,714
Provision for loan losses                                     41,349             49,325      (16.17)            44,678
                                                       -------------      -------------    --------      -------------

Net interest income after provision for loan losses          299,354            280,370        6.77            286,036

Other income                                                 157,952            143,992        9.69            134,369
Gain on sale of investment securities                            402             29,875                         13,033
Trading account gain (loss)                                      615             (4,243)                        (2,166)
                                                       -------------      -------------    --------      -------------

Total other income                                           158,969            169,624       (6.28)           145,236

Salaries and benefits                                        135,921            124,850        8.87            134,882
Profit sharing                                                 5,639              4,918       14.66              5,682
Amortization of intangibles                                    1,800              2,028      (11.24)             1,802
Other operating expenses                                     148,300            147,482        0.55            137,372
                                                       -------------      -------------    --------      -------------

Total operating expenses                                     291,660            279,278        4.43            279,738
                                                       -------------      -------------    --------      -------------

Income before income tax and minority interest               166,663            170,716       (2.37)           151,534
Income tax                                                    38,864             35,946        8.12             33,030
Net gain of minority interest                                                      (163)
                                                       -------------      -------------    --------      -------------

Net income                                             $     127,799      $     134,607       (5.06)     $     118,504
                                                       =============      =============    ========      =============

Net income applicable to common stock                  $     124,821      $     131,594       (5.15)     $     115,526
                                                       =============      =============    ========      =============

Earnings per common share (basic and diluted)          $        0.47      $        0.50                  $        0.43
                                                       =============      =============                  =============
Dividends declared per common share                    $        0.16      $        0.14                  $        0.14
                                                       =============      =============                  =============

Average common shares outstanding                        266,178,304        265,350,918                    265,997,349
Common shares outstanding at end of period               266,114,566        265,306,756                    265,920,898

SELECTED AVERAGE BALANCES
Total assets.......................................    $  38,660,017      $  34,278,629       12.78      $  36,915,835
Loans..............................................       23,920,811         20,141,310       18.76         22,979,153
Earning assets.....................................       36,474,726         32,381,754       12.64         34,832,318
Deposits...........................................       19,041,123         17,811,144        6.91         18,245,681
Interest-bearing liabilities.......................       31,217,219         27,699,110       12.70         29,892,460
Stockholders' equity...............................        2,859,664          2,528,726       13.09          2,776,307

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets.......................................    $  39,556,239      $  36,073,554        9.65      $  38,101,986
Loans..............................................       24,690,040         20,872,076       18.29         23,700,334
Earning assets.....................................       37,190,530         33,914,037        9.66         35,963,864
Deposits...........................................       19,227,576         18,275,423        5.21         18,602,940
Interest-bearing liabilities.......................       32,004,854         28,430,445       12.57         30,635,848
Stockholders' equity...............................        2,783,720          2,812,871       (1.04)         2,949,756

PERFORMANCE RATIOS
Net interest yield *...............................             3.74%              4.08%                          3.80%
Return on assets...................................             1.33               1.58                           1.29
Return on common equity............................            18.79              22.63                          17.95

CREDIT QUALITY DATA
Non-performing assets **...........................    $     601,668      $     617,146       (2.51)     $     609,449
Net loans charged-off..............................           35,578             38,078       (6.57)            40,019
Allowance for loan losses..........................          425,949            397,503        7.16            417,143
Non-performing assets to total assets **...........             1.52%              1.71%                          1.60%
Allowance for losses to loans......................             1.73               1.90                           1.76

* Not on a taxable equivalent basis.

** Non-performing assets for 2004 are stated based on the newly adopted non-accruing policy for commercial and construction loans. Non-performing assets for prior periods were not restated. At June 30, 2004, non-performing assets which are comparable with prior periods non-accruing policy, would have amounted to $635 million, or 1.61% of total assets.

Notes: Certain reclassifications have been made to prior periods to conform with this quarter.

       All common stock data has been adjusted to reflect the two-for-one stock split effected in the form of a dividend on July 8, 2004.

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)

                                                              For the period ended
                                                                    June 30,
                                                       --------------------------------
                                                                                              Percent
                                                            2004               2003           Variance
                                                       -------------      -------------      ---------
SUMMARY OF OPERATIONS

Interest income                                        $   1,051,012      $   1,014,940           3.55%
Interest expense                                             379,595            386,139          (1.69)
                                                       -------------      -------------      ---------

Net interest income                                          671,417            628,801           6.78
Provision for loan losses                                     86,027             97,534         (11.80)
                                                       -------------      -------------      ---------

Net interest income after provision for loan losses          585,390            531,267          10.19

Other income                                                 292,321            286,330           2.09
Gain on sale of investment securities                         13,435             31,289
Trading account loss                                          (1,551)            (5,180)
                                                       -------------      -------------      ---------

Total other income                                           304,205            312,439          (2.64)

Salaries and benefits                                        270,803            250,954           7.91
Profit sharing                                                11,321             11,163           1.42
Amortization of intangibles                                    3,602              4,055         (11.17)
Other operating expenses                                     285,672            276,748           3.22
                                                       -------------      -------------      ---------

Total operating expenses                                     571,398            542,920           5.25
                                                       -------------      -------------      ---------

Income before income tax and minority interest               318,197            300,786           5.79
Income tax                                                    71,894             66,849           7.55
Net gain of minority interest                                                      (241)
                                                       -------------      -------------      ---------

Net income                                             $     246,303      $     233,696           5.39
                                                       =============      =============      =========

Net income applicable to common stock                  $     240,347      $     229,734           4.62
                                                       =============      =============      =========

Earnings per common share (basic and diluted)          $        0.90      $        0.87
                                                       =============      =============
Dividends declared per common share                    $        0.30      $        0.24
                                                       =============      =============

Average common shares outstanding                        266,087,827        265,252,594
Common shares outstanding at end of period               266,114,566        265,306,756

SELECTED AVERAGE BALANCES
Total assets........................................   $  37,787,926      $  33,712,699          12.09
Loans...............................................      23,449,982         19,832,452          18.24
Earning assets......................................      35,653,523         31,894,436          11.79
Deposits............................................      18,643,402         17,669,845           5.51
Interest-bearing liabilities........................      30,554,840         27,372,136          11.63
Stockholders' equity................................       2,817,985          2,422,320          16.33

PERFORMANCE RATIOS
Net interest yield *................................            3.77%              3.94%
Return on assets....................................            1.31               1.40
Return on common equity.............................           18.37              20.09

CREDIT QUALITY DATA
Non-performing assets **............................   $     601,668      $     617,146          (2.51)
Net loans charged-off...............................          75,597             76,518          (1.20)
Allowance for loan losses...........................         425,949            397,503           7.16
Non-performing assets to total assets **............            1.52%              1.71%
Allowance for losses to loans.......................            1.73               1.90

* Not on a taxable equivalent basis.

** Non-performing assets for the period ended June 30, 2004 are stated based on the newly adopted non-accruing policy for commercial and construction loans. Non-performing assets for prior periods were not restated. At June 30, 2004, non-performing assets which are comparable with prior periods non-accruing policy, would have amounted to $635 million, or 1.61% of total assets.

Notes: Certain reclassifications have been made to prior periods to conform with this period.

       All common stock data has been adjusted to reflect the two-for-one stock split effected in the form of a dividend on July 8, 2004.